EXHIBIT 99.1

SCBT Financial Corporation Announces the Appointment of New Board Member

    COLUMBIA, S.C.--(BUSINESS WIRE)--June 17, 2005--SCBT Financial Corporation (NASDAQ: SCBT) announced today the appointment of Caine Halter to the SCBT Financial Corporation and South Carolina Bank and Trust Boards of Directors effective June 16, 2005.
    A native of Greenville, Halter is president of Coldwell Banker Commercial Caine. His responsibilities include business development, strategic planning, marketing, as well as coordinating the acquisition, asset management and disposition of properties for select clients.
    Coldwell Banker Commercial Caine is a subsidiary of Caine Company, Inc., a family-owned business founded by Halter's grandfather in 1933. For the past 23 years, Halter has worked in a variety of positions with the company, which offers a full complement of real estate services including commercial and residential brokerage, property management, development and advisory services.
    "Caine's business philosophy of focusing on long-term relationships and repeat business through excellent customer service is a perfect fit with SCBT. His experience and insight will be a great asset to our board," said Robert R. Horger, chairman of the board, SCBT Financial Corporation.
    Halter earned a Bachelor of Arts degree in Economics from the University of Georgia in 1983 and is a Certified Commercial Investment Member (CCIM) of the Commercial Investment Real Estate Institute.
    An active member of the community, Halter serves on the board of the Community Foundation of Greater Greenville, the YMCA of Greenville Metro Board and the Greater Greenville Forum. He is also a member of the International Council of Shopping Centers and the Urban Land Institute.
    Halter and his wife Laurie reside in Greenville with their two children. The Halters are members of Christ Church Episcopal.
    South Carolina Bank and Trust, the 4th largest bank headquartered in South Carolina, and South Carolina Bank and Trust of the Piedmont are subsidiaries of SCBT Financial Corporation. Serving the needs of South Carolinians for over 70 years, SCBT Financial Corporation operates 36 financial centers in 12 South Carolina counties and has assets of approximate $1.6 billion. More information can be located at www.SCBandT.com.

    CONTACT: South Carolina Bank and Trust
             Donna Pullen, 803-765-4558